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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE


                      UNITRIN REACHES AGREEMENTS TO SETTLE
                          RACE-BASED UNDERWRITING ISSUE

CHICAGO, IL - (May 2, 2002) - Unitrin, Inc., is pleased to announce an agreement to resolve issues relating to the use of race decades ago as a factor in the underwriting and pricing of life insurance by certain Unitrin subsidiaries. The agreement will provide additional benefits to African-American and other minority policyholders with racially-underwritten policies and will resolve all pending class action lawsuits on this issue, as well as other issues in the litigation unrelated to race-based underwriting. The settlement provides a minimum of $33 million in benefits to class members. The agreement was reached with attorneys representing affected policyholders and is subject to approval by an Alabama state court. The Unitrin subsidiaries covered by the settlement are United Insurance Company of America, The Reliable Life Insurance Company and Union National Life Insurance Company.

At the same time, the Company has completed a regulatory agreement with Illinois Director of Insurance Nathaniel S. Shapo on behalf of insurance regulators nationwide. This agreement provides for an additional $1 million of cash relief to certain policyholders and a fine of $1.25 million to be apportioned among participating states.

Unitrin currently estimates that the settlement and associated litigation costs will be covered by a $48.8 million pre-tax charge ($32.4 million after-tax) recorded in the second quarter of 2000. However, the precise cost may vary from this charge based on a variety of factors and will not be known until a final accounting of settlement benefits is concluded, which could be a year or more in the future.

The long-abandoned industry practice of using race as an underwriting factor meant that African Americans and other minorities with affected policies paid higher premium rates than whites. This practice was based on decades-old actuarial tables that indicated a shorter life expectancy for African Americans as a group.

"We deeply regret that years ago, some of our companies followed the industry practice of using race as one of several factors in determining insurance rates and we apologize to our former and current customers for the time it took to address this issue," said Richard C. Vie, Unitrin's Chairman and Chief Executive Officer. "Race-based pricing is not our practice today and has not been practiced by our companies for decades, so we are pleased to have resolved this historic pricing issue and renew our mission to provide basic, affordable and fairly priced insurance for all our customers."

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Page Two

The proposed settlement provides relief for racially-underwritten insurance policies by either increasing the death benefit of affected policies that are still in force or allowing class members the option of receiving a cash refund instead of the increased death benefit, and reducing the future premiums, if any, that may become due on these policies. Beneficiaries or heirs of racially-underwritten policies on which a death claim or endowment was paid will receive a supplemental cash payment. Persons who owned racially-underwritten policies that were premium-paying after 1960 but have since lapsed or terminated are also eligible to make a claim for benefits.

The Company's independent actuaries estimate that approximately 300,000 policies will automatically receive relief. These policies represent less than 3 percent of Unitrin's life insurance business today, based on the total face amount of in-force business.

If policyholders believe they may be affected and have questions, they can contact the United Insurance Settlement Administration Center at 1-877-347-4719.

Unitrin's family of insurance and finance companies serves the basic financial needs of more than 6 million policyholders and consumer finance customers in select markets throughout the United States. Unitrin is one of America's leading financial services providers, specializing in property and casualty, life, health and accident insurance, as well as a variety of consumer finance products.

This press release contains projections and other forward-looking statements, which speak only as of the date hereof. Readers are cautioned not to place undue reliance on such statements, which are subject to risks and uncertainties that could cause actual results or events to differ materially from those contemplated in such statements. No assurances can be given that the events or results described in this release will occur as presently anticipated or that these projections will be achieved. Unitrin assumes no obligation to release publicly any revisions to forward-looking statements as a result of events or developments subsequent to the date of this press release.




Contact: Scott Renwick
         (312) 240-2624

         Stacey Brown
         (312) 240-2719